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                                                                    Exhibit 10.5

                                March 18, 2002


CONFIDENTIAL

Mr. John Dunphy
24 Marion Lane
Scotch Plains, New Jersey 07076

Dear Mr. Dunphy:

On behalf of Novirio Pharmaceuticals, Inc. ("Novirio"), I am pleased to offer you the position of Chief Financial Officer. In this position, you will report directly to Novirio's Chief Executive Officer. The terms of employment set forth below are intended to reflect our prior discussions.


     Commencement:         Employment will commence on or before March 1, 2002.
                           The initial term of this agreement will be for a period of two years, renewable thereafter for successive one year periods upon the mutual agreement of the parties unless either party elects not to renew and provides notice thereof to the other party at least 30 days prior to the end of the initial two year period or any subsequent one year period.

     Salary: Your monthly salary will be $21,666.67 (equivalent to $260,000 annually), payable semi-monthly in arrears subject to applicable withholding. In no event will your salary be reduced. Novirio annually reviews the performance of and compensation (both cash and equity) payable to its employees. You may expect to be included in performance and compensation reviews which occur subsequent to the commencement of your employment.

     Bonus: In connection with your acceptance of this position, Novirio will pay to you the amount of $150,000. Such bonus amount will be payable in three installments commencing on the first and continuing thereafter on each of the second and third anniversary of your employment commencement provided that your employment with Novirio has not been terminated for Cause (as hereinafter defined) prior to such respective payment date. In the event that your employment with Novirio is: (i) terminated by you for Good Reason (as hereinafter defined); (ii) is terminated by Novirio without Cause (as hereinafter defined); or (iii) Novirio elects not to renew the term of this arrangement after the initial term, payment of the bonus will be accelerated to the date of your termination.
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Mr. John Dunphy
March 18, 2002
Page 2


                           It is currently anticipated that a bonus program for officers of Novirio will be instituted upon consummation of a Successful Initial Public Offering. You may expect to participate in such bonus program at a level commensurate with your position. The bonus program will be intended to provide benefits similar to those described in the draft report on Total Compensation prepared by PricewaterhouseCoopers, a copy of which has been previously provided to you. For purposes hereof, a Successful Initial Public Offering will be deemed to have occurred if the transaction is complete on or before June 30, 2003, the offering price per share exceeds $10.00 (or such other equivalent amount if a stock split (forward or reverse) is effected prior to the occurrence of an initial public offering), the shares are traded on the NASDAQ NMS and net proceeds to the Company from the sale of the Ordinary Shares exceeds $80 million.

Equity: On the date your employment commences, you will be granted an option to purchase up to 300,000 ordinary shares ("Ordinary Shares") of Novirio's parent company, Novirio Pharmaceuticals Limited ("Novirio Limited"), at $3.00 per share. The option, which is intended to be an incentive stock option and is conditioned on your continued employment with Novirio and other customary terms set forth in Novirio Limited's 1998 Equity Incentive Plan, will to the extent of 200,000 Ordinary Shares (the "Employment Shares") become exercisable ratably in four annual installments beginning on the first anniversary of your employment commencement date. The remaining option to purchase 100,000 Ordinary Shares (the "Performance Shares") will vest on the earlier of:
                           (i) the first and second anniversary of the date of consummation of a Successful Initial Public Offering (in which case the options will vest ratably on each anniversary date) or (ii) the fifth anniversary of your employment commencement. To the extent, the Board of Directors approves, in place of incentive stock options, the substitution of immediately exercisable stock options (which will have vesting and transferability restrictions on the underlying shares similar to those originally provided in the incentive stock option award), you will be entitled to receive such stock options in substitution for the incentive stock options described above. Notwithstanding the foregoing, in the event of a change in control of Novirio Limited (other than by means of an initial public offering of the equity securities of Novirio Limited), the options (or to the extent applicable, the Ordinary Shares) you possess will become vested in full and fully exercisable immediately prior to the consummation of the Change in Control transaction. For purposes hereof, a "Change in Control" is deemed to mean: (a) any merger, amalgamation or consolidation which results in the voting securities of Novirio Limited outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of Novirio Limited or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or
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Mr. John Dunphy
March 18, 2002
Page 3

                           substantially all of the assets of the Novirio Limited, (c) any sale of 50% or more of the outstanding voting stock of Novirio Limited to any person; or (c) the complete liquidation of Novirio Limited. For this purpose, a "person" means any individual, entity or group within the meaning of
                           Section 13 (d) (3) or 14 (d) (2) of the Securities Exchange Act of 1934, as amended.

     Benefits:             You will be eligible to participate in all benefits
                           Novirio provides generally to its employees and to the extent such programs become available, programs provided by Novirio for the benefit of its officers including incentive cash and equity compensation programs. Currently, the benefit programs available to Novirio employees and officers include major medical, dental, disability and life insurance and a 401(k) plan.

     Relocation:           In connection with your relocation to the Cambridge,
                           Massachusetts area, Novirio will reimburse you for reasonable moving and relocation expenses (not to exceed $20,000), real estate commissions and conveyancing fees in connection with the sale of your principal residence (not to exceed 6%), actual expenses of two househunting trips to Cambridge for you and your wife and amounts required to gross up the aggregate of all of the foregoing to offset any related additional income tax liabilities.

     Disclosure of
          Inventions:      This offer is conditioned on your agreement, that as
                           an employee of Novirio, you will make full and prompt disclosure to Novirio of all inventions, improvements, modifications, discoveries, creations, methods, processes and developments which are created, made, or reduced to practice by you alone, under your direction or with others in connection with or relating to Novirio's then present or planned business or research and development activities during the term of your employment, whether or not such developments are patentable or protected as confidential information. Such disclosures will be obligated during the period of your employment with Novirio, whether or not such developments are made or conceived during normal working hours or on or off the premises of Novirio (all of which are hereinafter collectively termed "Developments").


     Assignment of
          Inventions:      By your acceptance of this offer of employment, you
                           agree to assign and do hereby assign to Novirio all your title, interests and rights, including, without limitation, intellectual property rights, in and to any and all inventions and Developments created during the period of your employment with Novirio, and you agree to assign to Novirio any and all patents and patent applications arising from such Developments, and to execute and deliver such assignments, patents and patent applications and other documents (including, without limitation, power of attorney) as
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Mr. John Dunphy
March 18, 2002
Page 3

                           Novirio may direct. Additionally, you agree to cooperate fully with Novirio both during and after the term of your employment, to enable Novirio to secure and maintain rights in said Developments assigned to Novirio in any and all countries provided that such cooperation will be at Novirio's expense and if occurring after the term of employment will be at such times as you are reasonably available and not inconsistent with any obligations you may have with respect to subsequent employment.

     No Conflict:          By your acceptance of this offer of employment, you
                           hereby represent that you are not bound by the terms of any agreement with any previous employer to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. You further represent that your acceptance of this offer of employment and employment by Novirio does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with Novirio.


     Severance:            Either you or Novirio may terminate your employment
                           at any time on not less than 45 days prior written notice. In the event that you voluntarily resign for other than "Good Reason" (as hereinafter defined), or Novirio terminates your employment for "Cause" (as hereinafter defined), you will be entitled to receive all accrued salary, bonus and other benefits and will be allowed, in accordance with the terms of the 1998
                           Equity Incentive Plan, to exercise any vested options to purchase Ordinary Shares. In such event, Novirio will have no further obligation to you except for any amounts to which you are entitled under applicable law. The same provisions will apply in the event your employment is terminated by reason of death or disability, except that you or your estate will also receive any amounts to which you or it may be entitled under applicable life insurance and disability plans maintained by Novirio.

                           In the event that your employment is terminated by you for Good Reason, or by Novirio without Cause or Novirio elects not to renew the term of employment, in each case other than in connection with a Change in Control of Novirio Limited, (i) you will receive a lump sum payment equal to the salary and bonus which would have been payable to you over the longer of (a) the next succeeding year, or (b) the number of months then remaining in the current term of the agreement, with bonus to be determined based on targeted amounts and prorated for any partial years, and (ii) you will become vested in the greater of (A) 25% of the unvested options to purchase Employment Shares and any other options to purchase Ordinary Shares which have been awarded to you subsequent to the commencement of your employment which vest solely based on the passage of time and continued employment (the "Continuity Shares") or (B) the number of unvested options to purchase Employment and Continuity Shares which would have become vested over the longer of (a) the next succeeding year, or (b) the number of months then remaining in the current term of the agreement. If a Successful Initial Public Offering has been consummated on or prior to the date of termination for
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Mr. John Dunphy
March 18, 2002
Page 4

                           the reasons set forth in this paragraph, you will become fully vested in any then unvested Performance Shares.

                           In the event that: (i) your employment is terminated for any reason other than Cause or (ii) you voluntarily resign at any time on, after or in connection with a Change of Control of Novirio Limited, you will receive (1) accelerated vesting of any then unvested options to purchase Employment or Continuity Shares (as described in the provision herein captioned "Equity") and (2) payment equal to salary and bonus which would have been payable to you over the longer of (a) the next succeeding year, or
                           (b) the number of months then remaining in the current term of the agreement, with bonus to be determined based on targeted amounts and prorated for any partial years. Further, to the extent that it is approved for Novirio's Chief Executive Officer or any other officer or employee of Novirio or Novirio Limited, you will, in addition to receipt of the lump sum payment, be entitled to receive payment for: (i) for any excise taxes to which the lump sum payment may be subject under Section 4999 of the Internal Revenue Code of 1986, as amended, and (ii) related taxes applicable to such additional payment.

                           For purposes hereof, "Good Reason" will be deemed to mean (1) any change, without your prior written consent, in your title, or any material diminution of your authority, responsibilities or duties, (2) a reduction, without your prior written consent, in your annual compensation, including the opportunity to participate in bonus programs at rates proportionate to the immediately preceding prior year, (3) a relocation of your primary place of employment to a location more than 40 miles further from your primary residence than the current location of Novirio's offices in Cambridge, Massachusetts, or
                           (4) any other material breach of the terms of this employment arrangement which is not promptly cured after your delivery of written notice of such breach to Novirio or Novirio Limited as the case may be.

                           For purposes hereof, "Cause" will be deemed to mean
                           (1) your willful and repeated failure to substantially perform your duties as the Chief Financial Officer of Novirio, (2) your commission of or willful participation in an act of material fraud, embezzlement or dishonesty against Novirio or its affiliates, (3) your conviction of a felony or crime involving moral turpitude or dishonesty, or (4) your intentional, material violation of any agreement with Novirio or its affiliates or any statutory duty owed by you to Novirio or its affiliates which is not corrected within 30 days after receipt of written notice thereof.

In the position of Chief Financial Officer, you will have access to valuable, confidential and proprietary information. Accordingly, as a condition to your commencing employment, you will be required to enter into a confidentiality and non-disclosure agreement in standard form regarding the nondisclosure and nonuse of such valuable, confidential and proprietary information.
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Mr. John Dunphy
March 18, 2002
Page 6

If you agree with the above terms, please sign both copies of this letter indicating your acceptance and return one copy to me at your earliest convenience. Please retain the other copy for your records. This offer of employment will expire on _____________, 2002.



We look forward to you joining us at Novirio!

Very truly yours,



Jean-Pierre Sommadossi, Ph.D.
Chief Executive Officer





ACCEPTED as of this 18th day of March, 2002

/s/ John Dunphy
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John Dunphy